Subsidiaries of the Registrant:                  State of Incorporation:

C-COR/Comlux, Inc.                                  Pennsylvania
C-COR Electronics Canada, Inc.                      Foreign (Canada)
C-COR Electronics Company                           Delaware
C-COR Electronics Foreign Sales Corporation         St. Thomas, V.I.
C-COR Europe B.V.                                   Foreign(Netherlands)
C-COR Europe Holding B.V.                           Foreign(Netherlands)
C-COR Royalty Corporation                           Delaware